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                     [Logo of Bryn Mawr Bank Appears Here]
                          Bryn Mawr Bank Corporation
                             801 Lancaster Avenue
                      Bryn Mawr, Pennsylvania 19010-3396
                                (610) 526-2300

FOR RELEASE:                                                    IMMEDIATELY

FOR MORE INFORMATION CONTACT:                        Robert L. Stevens, Chairman
                                                                 610-526-2300 or
                                                         610-296-5539 (evening);


Bryn Mawr Trust Executive Vice President Resigns
BRYN MAWR, PA. May 26, 1999--Robert L. Stevens, Chairman, Bryn Mawr Bank Corporation (NASDAQ:BMTC), announced today that Richard I. Sichel, Executive Vice President and Chief Investment Officer of The Bryn Mawr Trust Company, has resigned from the Bank for personal reasons.


Stevens said, "Bryn Mawr Trust helps build, manage and preserve our clients' wealth. Our investment management process is well established. This quantitative investment system was in use prior to Rich's joining our investment management team in September of 1992. It has served us well--our performance has been excellent-- and we will continue with this established stock selection process. We weigh strong growth characteristics, attractive valuation, earnings, dividends and market price, to identify stocks. Bonds are selected based upon quality and maximum return. Portfolios are managed to meet each client's needs and goals." Sichel's client accounts will be assigned to other investment management team members.


It was also announced that Joseph H. Bachtiger, Executive Vice President of the Bank, is now in charge of fiduciary activities--trust and employee benefit administration, custody service, and trusts tax services. According to Stevens, "Joe joined the Bank in 1969 and is the 'dean' of trust administration in our market place." Bachtiger is past president of the National Association of Estate Planners and Councils (NABPC).


Stevens continued, "Joseph W. Roskos, Executive Vice President of the Bank, and President of Joseph W. Roskos & Co., a subsidiary of Bryn Mawr Bank Corporation, will serve as administrative head of the Corporation's Trust and Investment Management functions. Roskos, a CPA, is President of Joseph W. Roskos & Co. Prior to that, he worked for Coopers & Lybrand. He received a BS in accounting from Syracuse University, a JD from Temple University Law School, and a Master of Laws in Taxation from Villanova Law School. His firm and its predecessors, which joined Bryn Mawr Bank Corporation this year, has served the family office accounting needs of high-net-worth clients for more than eighty years.



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